UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


          UNDER THE SECURITIES EXCHANGE ACT OF 1934 (Amendment No. )*


                         XILLIX TECHNOLOGIES CORPORATION
                    -----------------------------------------
                                (Name of Issuer)



                                  Common Stock
                    -----------------------------------------
                         (Title of Class of Securities)



                                   983925-10-8
                    -----------------------------------------
                                 (CUSIP Number)


                               December 31, 1998
                   -----------------------------------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed: [ ] Rule 13d-1(b)
          [X] Rule 13d-1(c)
          [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





CUSIP NO.      983925-10-8                SCHEDULE 13G
          ---------------------

(1) NAMES OF REPORTING PERSON S.S.
OR I.R.S.  IDENTIFICATION NO. OF ABOVE PERSON
MIRAVANT MEDICAL TECHNOLOGIES 77-0222872
---------------------------------------------------------------------------
CHECK THE   APPROPRIATE   BOX   IF  A   MEMBER   OF  A   GROUP*
(a)  [  ]
(b)  [  ]
---------------------------------------------------------------------------
(3)  SEC USE ONLY

     ----------------------------------------------------------------------
(4)  CITIZENSHIP OR PLACE OF ORGANIZATION
           Delaware
    -----------------------------------------------------------------------

                         (5)     SOLE VOTING POWER

 NUMBER OF SHARES                    2,691,904 Shares
 BENEFICIALLY OWNED   -----------------------------------------------------
 BY EACH REPORTING
 PERSON WITH             (6)     SHARED VOTING POWER

                                     None
                      -----------------------------------------------------
                         (7)     SOLE DISPOSITIVE POWER

                                     2,691,904 Shares
                      -----------------------------------------------------
                         (8)     SHARED DISPOSITIVE POWER

                                     None
                      -----------------------------------------------------

(9)      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                     2,691,904 Shares
         -----------------------------------------------------------------
(10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
         SHARES*                                                     [   ]
         -----------------------------------------------------------------
(11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
               9%
         -----------------------------------------------------------------
(12)     TYPE OF REPORTING PERSON*
               CO
         -----------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!





                       SECURITIES AND EXCHANGE COMMISSION
                              Washington D.C. 20549

                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934


ITEM 1(a).   Name of Issuer:

                          XILLIX TECHNOLOGIES CORPORATION

ITEM 1(b).   Address of Issuer's Principal Executive Offices:

                          2339 COLUMBIA STREET
                          VANCOUVER, BC CANADA V6V2V4

ITEM 2(a)   Name of Person Filing:

                          MIRAVANT MEDICAL TECHNOLOGIES

ITEM 2(b)   Address of Principal Business Office or, if none, Residence:

                          7408 HOLLISTER AVENUE
                          SANTA BARBARA, CA 93117
ITEM 2(c)   Citizenship:

                          ORGANIZED UNDER THE LAWS OF DELAWARE

ITEM 2(d)   Title of Class of Securities:

                          COMMON STOCK

ITEM 2(e)   CUSIP Number:

                          983925-10-8

ITEM 3. If this  Statemetn is filed  pursuant to Rule  13d-1(b),  or 13d-2(b) or
(c), Check whether person filing is:

                          NOT APPLICABLE

ITEM 4.     Ownership

(a) Amount Beneficially Owned: 2,691,904
(b) Percent of Class:          9%
(c) Number of shares as to which such person has:
     (i)  sole power to vote or to direct the vote: 2,691,904
     (ii) shared power to vote or to direct the vote:  0
     (iii)sole power to dispose or to direct the disposition of: 2,691,904
     (iv) shared power to dispose or to direct the disposition of:  0

ITEM 5.    Ownership of five percent or less of a class

            NOT APPLICABLE


ITEM 6.    Ownership of more than five percent on behalf of another person

            NOT APPLICABLE

ITEM 7. Identification and classification of the subsidiary which acquired the security being reported on by the partent holding company

            NOT APPLICABLE


ITEM 8.   Identification and classification of members of the group

            NOT APPLICABLE

ITEM 9.   Notice of dissolution of group

            NOT APPLICABLE

ITEM 10.  Certification

BY SIGNING BELOW, I CERTIFY THAT, TO THE BEST OF MY KNOWLEDGE AND BELIEF, THE SECURITIES REFERRED TO ABOVE WERE NOT ACQUIRED AND ARE NOT HELD FOR THE PURPOSE OF OR WITH THE EFFECT OF CHANGING OR INFLUENCING THE CONTROL OF THE ISSUER OF THE SECURITIES AND WERE NOT ACQUIRED IN CONNECTION WITH OR AS A PARTICIPANT IN ANY TRANSACTION HAVING THAT PURPOSE OR EFFECT.

                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 25, 1999                       MIRAVANT MEDICAL TECHNOLOGIES

                                        /s/  JOHN M. PHILPOTT
                                       --------------------------------------
                                             JOHN M. PHILPOTT
                                             CHIEF FINANCIAL OFFICER